Exhibit 10.21

PARTY CITY HOLDCO INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

This Executive Annual Incentive Plan (the “Plan”) has been established to advance the interests of Party City Holdco Inc. (the “Company”) by providing for the grant of Awards to eligible employees of the Company and its subsidiaries, including Awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), to the extent applicable. Awards intended to qualify for the performance-based compensation exemption under Section 162(m), to the extent applicable, are referred to herein as “Exempt Awards”. Both Exempt Awards and Awards that are not Exempt Awards may be granted under the Plan.

I. ADMINISTRATION

The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”); provided, that all determinations and other actions of the Administrator required by the performance-based compensation provisions of Section 162(m) to be made or taken by a “compensation committee” (as defined in Section 162(m)) will be made or taken hereunder directly by the Committee, and all references to the Administrator herein are to be construed accordingly. For purposes of the Plan, the “Committee” means the Compensation Committee of the Board of Directors of the Company (the “Board”), except that, with respect to Exempt Awards, if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), “Committee” means a subcommittee of the Compensation Committee (or other committee established by the Board) consisting solely of those Compensation Committee members who are “outside directors” as so defined.

The Administrator has the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary to administer the Plan. The Administrator may prescribe, amend and rescind rules and regulations relating to the Plan, define terms not otherwise defined herein, and take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency, so that the Plan or any Award complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Committee to be inconsistent with the purposes of the Plan. Any interpretation or decision by the Administrator with respect to the Plan or any Award will be final and conclusive as to all parties.

II. ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its subsidiaries shall be eligible to participate in the Plan. The Committee will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Administrator may determine (such period, the “Performance Period”). A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to agree) to the terms of the Award and the Plan. For each Award, the Administrator shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved;

(c) the consequences of the Participant’s change in employment status (to the extent different from that set forth in Section VI); and

(d) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.

For Exempt Awards, (i) such terms shall be established by the Committee when the outcome is substantially uncertain and not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m).

IV. PERFORMANCE CRITERIA

As used in the Plan, “Performance Criteria” or “Performance Criterion” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award, including, for the avoidance of doubt, any individual performance factors. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to the Participant individually, or to a business unit or division or the Company as a whole. For Exempt Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); adjusted earnings or losses (including adjusted earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities, factoring transactions, sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; and recruiting and maintaining personnel. The Committee may establish that one or more of the Performance Criteria applicable to any Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria; provided, however, that such adjustments must be consistent with the requirements of Section 162(m) in the case of Exempt Awards.

V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Exempt Awards, will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Administrator shall then determine the actual payment, if any, under each Award. No amount may be paid under any Exempt Award unless such certification requirement has been satisfied as set forth above, except as provided by the Committee consistent with the requirements of Section 162(m). The Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or, in the case of Awards other than Exempt Awards, otherwise adjust the amount payable under such Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. The actual payment under an Exempt Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under the Award. The actual payment under an Award other than an Exempt Award may be more or less than the amount indicated by the level of achievement under the Award. In each case the Administrator’s discretionary determination, which may affect different Awards differently, will be binding on all parties.

VI. PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, by the later to occur of (i) the period ending on the 15th day of the third month of the calendar year following the calendar year in which the Performance Period ends and (ii) the period ending on the 15th day of the third month of the Company fiscal year following the Company fiscal year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”). Except as otherwise determined by the Administrator, an Award payment will not be made to a Participant unless the Participant has remained employed with the Company and its subsidiaries through the date of payment. Any deferrals with respect to an Exempt Award will be subject to adjustment for notional interest or other notional earnings on a basis, determined by the Administrator, that is consistent with qualification of the Award as exempt performance-based compensation under Section 162(m). Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A.

VII. PAYMENT LIMITS

The maximum amount payable to any Participant in any fiscal year of the Company under Exempt Awards will be $5 million, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, shall be applied without regard to such deferral.

VIII. TAX WITHHOLDING; LIMITATION ON LIABILITY

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

Neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award that may arise or otherwise be asserted with respect to an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

IX. AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Exempt Awards, no amendment for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X. MISCELLANEOUS

Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case, to the extent provided by the Administrator in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any employment, non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Administrator may recover Awards and payments under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law.

No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.

In the case of any Exempt Award, the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan. Awards will not be required to comply with the provisions of the Plan applicable to solely Exempt Awards (including, without limitation, the composition of the Committee as set forth in Section I above) if and to the extent they are eligible (as determined by the Committee) for exemption from such provisions by reason of the transition relief set forth in Treas. Regs. § 1.162-27(f).

A Participant’s rights and interest under the Plan may not be assigned, transferred, conveyed, gifted, pledged or otherwise hypothecated; provided that a Participant may, pursuant to a form or other applicable method approved by the Administrator, establish that payment will be made to a beneficiary of a Participant in the event of a Participant’s death prior to the payment of any Award to which the Participant is otherwise entitled and the Company shall make such payment in accordance therewith. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

The Plan shall be governed by the laws of the State of New York, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan shall be effective upon adoption of the Plan by the Board (the “Effective Date”) and shall supersede and replace the Company’s annual incentive plan with respect to Awards granted to eligible executive officers and employees after the Effective Date.

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